Exhibit 2(d)

Description of Rights of Each Class of Securities

The following description of our Common Shares, no par value (the “Common Shares”), and warrants to purchase Common Shares (the “Warrants”), the only securities of Siyata Mobile Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles, as amended (the “Articles”) and the Form of Warrant (the “Form of Warrant”), which are incorporated by reference as exhibits to the Annual Report on Form 20-F of which this Exhibit 2(d) is a part. We encourage you to read our Articles, the Form of Warrant and the applicable provisions of British Columbia law for additional information.

Rights Associated with Shares

The Common Shares are not redeemable and are not subject to any preemptive right. Holders of Common Shares are entitled to receive notice of, to attend and to vote at any meetings of the shareholders of the Company, other than any meeting of holders of another class of shares of the Company who are entitled to vote separately as a class at such meeting. Holders of Common Shares are not entitled under the Company’s Articles to cumulative voting rights with respect to the election of the Company’s directors.

The holders of Common Shares are entitled to receive dividends when declared by the directors out of funds or assets properly available for the payment of dividends, in such amounts and in such forms as the directors may from time to time determine.

In the event of the Company’s dissolution, liquidation or winding-up, holders of Common Shares will be entitled to share equally in the Company’s remaining property and assets.

The Company’s board of directors does not have classes. Any director whose term has expired is eligible for re-election.

Amendment of Rights

The Company may, by special resolution (which means a resolution passed by two-thirds (2/3) of the votes cast on the resolution by the Company’s shareholders who, being entitled to do so, vote in person or by proxy at a meeting of shareholders of the Company, or a resolution consented to in writing by every shareholder who would have been entitled to vote in person or by proxy at a general meeting), create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

Annual and Special Meetings

Annual Meeting

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act (British Columbia), the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this type of resolution, select as the Company’s annual reference date, a date that would be appropriate for the holding of the applicable annual general meeting.

Convening Meeting

The directors may, whenever the directors think fit, call a meeting of shareholders. A general meeting of the Company may be held anywhere in North America, as determined by the directors. The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, twenty-one days;

(2)	otherwise, ten days.

Record Dates

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, twenty-one days;

(2)	otherwise ten days.

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months, or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5:00 p.m. on the date immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of the Articles, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or represent by proxy, shareholders holding, in the aggregate, at least 33.33% of the issued shares entitled to be voted at the meeting. However, if there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

If, within 1/2 hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

If, at the meeting to which the meeting referred to in clause number (2) was adjourned, a quorum is not present within 1/2 hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

Changes in the Capital

Subject to the Business Corporations Act (British Columbia), the Company may, by ordinary resolution:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)	if the Company is authorized to issue shares of a class of shares with par value:

a)	decrease the par value of those shares; or

b)	if none of that class of shares are allotted or issued, increase the par value of those shares;

(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)	alter the identifying name of any of its shares; or

(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act (British Columbia).

Differences Between Law of Different Jurisdictions

Not applicable.

Debt Securities

The Company does not have any debt securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Warrants and Rights - Warrants

Warrants to purchase Common Shares are traded on The Nasdaq Capital Market under the symbol “SYTAW.” The Warrants were issued as part of the Company’s initial public offering.

The Warrants are exercisable at any time after their original issuance, and at any time up to the date that is five (5) years after their original issuance.

Exercisability

The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Shares issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the Common Shares issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation

A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Shares after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price

The exercise price per whole Common Share purchasable upon exercise of the Warrants is $6.85. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares

No fractional Common Shares will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

Warrant Agent; Global Certificate

The Warrants were issued in registered form under a warrant agency agreement between Computershare Limited, as the Warrant Agent, and the Company. The Warrants were initially represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

 The Warrant holders do not have the rights or privileges of holders of Common Shares or any voting rights until they exercise their Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law

The Warrants and the warrant agency agreement are governed by New York law.

Other Securities

The Company does not have any other securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

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